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                                                                    Exhibit 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
PLATINUM technology International, inc.:

We consent to the use of our reports dated May 28, 1998, relating to the consolidated balance sheets of PLATINUM technology International, inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related financial statement schedule, incorporated by reference in this registration statement on Form S-8 from PLATINUM technology International, inc.'s Current Report on Form 8-K dated August 4, 1998. Our reports are based in part on the reports of other auditors.

                                                                    /s/ KPMG LLP

Chicago, Illinois
March 25, 1999